UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2008

HOKU SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1075 Opakapaka Street Kapolei, Hawaii	96707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2007, the independent members of Hoku Scientific, Inc.’s Board of Directors, or the Independent Members, approved corporate and individual objectives for each executive officer for fiscal 2008 and 2009 within the following categories:

•	Capital raising activities;
•	Operating results, including revenue, gross margin and net income; and
•	Implementation of Sarbanes-Oxley initiatives.

The Independent Members selected corporate and individual objectives that they believe align the interests of our stockholders with those of our executive officers and which are designed to meet short-term goals and lay the foundation for long-term growth and success. On October 18, 2007, the Independent Members amended the corporate and individual objectives of Scott Paul, our Vice President, Business Development and General Counsel to more closely align his objectives to those of our President and Chief Executive Officer and Chief Financial Officer.

On March 13, 2008, the Independent Members determined that the dynamic nature of our business, the areas of our focus and accomplishments in the 2008 fiscal year, while productive, did not align with the previously adopted objectives for such fiscal year. The Independent Members also determined that adherence to the previously adopted objectives for fiscal year 2008 would not accurately reflect the progress made by us during such fiscal year, would not be fair to our officers given our progress during the fiscal year, and would not be in line with the compensation levels provided by our independent consultant. Accordingly, on March 13, 2007, the Independent Members determined that each of our executive officers would receive their full bonus for fiscal year 2008, and that 100% of such incentive payment would be paid in cash, as reflected in the table below:

Name	Title	Cash Bonus Payment
Dustin M. Shindo	Chairman of the Board of Directors,	$760,000
	President and Chief Executive Officer
Karl M. Taft III	Chief Technology Officer	$180,000
Darryl S. Nakamoto	Chief Financial Officer, Treasurer and Secretary	$180,000
Scott B. Paul	Vice President, Business Development and General Counsel	$180,000

The cash bonus payments will be made during March 2008.

Fiscal Year 2009 Executive Compensation

Fiscal Year 2009 Corporate Targets

The Independent Members determined that for fiscal year 2009, each executive officer’s incentive payment, except for our Chief Technology Officer’s incentive payment, will be split among two categories of objectives, relating to additional financing and operational progress at our polysilicon manufacturing facility in Pocatello, Idaho, as determined by the Independent Members.
.

Executive Officer Compensation (other than our President and CEO)

The Independent Members also approved the following, in each case for our executive officers other than our President and CEO: (1) the base salaries for fiscal year 2009, (2) the maximum stock bonus for fiscal year 2009, and (3) the restricted stock awards for fiscal years 2008 and 2009, as follows:

		Fiscal Year	Fiscal Years 2008
	Fiscal Year 2009	2009 Cash Value	and 2009 Restricted
Name	Base Salary	of Bonus Target(1)	Stock Award (2)
Karl M. Taft III	$120,000	$500,000	16,000 shares / fiscal year
Darryl S. Nakamoto	$120,000	$240,000	12,000 shares / fiscal year
Scott B. Paul	$120,000	$240,000	12,000 shares / fiscal year

_______________
(1)
The executive officers named above shall be entitled to receive an award in the form of a stock bonus under our 2005 Equity Incentive Plan, or Stock Plan, or a cash bonus, or both, if certain objectives are achieved that are set for each executive officer by the Independent Members for fiscal year 2009, as may be modified by the Independent Members from time to time. The cash values reflected in the table above represent the maximum potential stock or cash bonus issuable to these executive officers and is equal to 200% of each executive officer’s annual base salary, other than for Mr. Taft, which is equivalent to 417% of his annual base salary. The Independent Members shall ultimately determine the amounts and the timing of the issuance of any stock or cash bonus to these executive officers in its sole discretion. In order for these executive officers to be eligible to receive a stock or cash bonus in the 2009 fiscal year, each executive officer must also continue to be our employee as of the last day of the fiscal year and on the date of grant or award.

(2)
The restricted stock awards for fiscal years 2008 and 2009 shall be issued pursuant to our Stock Plan on the third business day following the announcement of our results for the fiscal years ending March 31, 2008 and 2009, respectively, subject to certain limitations. The restricted stock awards shall vest 1/4th per quarter, commencing April 1, 2010, for the fiscal year 2008 award, and April 1, 2011, for the fiscal year 2009 award. The restricted stock award shall be subject to accelerated vesting such that 50% of the unvested shares subject to such restricted stock award shall automatically vest upon the consummation of a change of control of the Company in the event that such executive officer’s employment with us is terminated without cause or such executive officer terminates his employment with us voluntarily for good reason within twelve (12) months following a change of control, subject to such executive officer’s execution of a general release in favor of us. The restricted stock awards to be issued in fiscal year 2008 are in lieu of previously approved awards of stock options to such executive officers for such fiscal year, which were never issued.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 19, 2008

Hoku Scientific, Inc.

By:	/s/ Dustin M. Shindo
Dustin M. Shindo Chairman of the Board of Directors, President and Chief Executive Officer